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                                                                    Exhibit 24.2


                              ACCOUNTANTS' CONSENTS

The Board of Directors
Intervest Bancshares Corporation
New York, New York



We consent to the use of our report dated January 7, 1997, except for note 18, as to which the date is September 19, 1997, which relating to the consolidated balance sheet as of December 31, 1996 and the related consolidated statements of earnings, stockholders' equity and cash flow for each of the years in the two year period ended December 31, 1996 of Intervest Bancshares Corporation and to the use of our name under the caption of "Experts," in Amendment No. 2 to the Registration Statement on Form SB-2 of Intervest Bancshares Corporation.





HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
September 30, 1997




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